EXHIBIT 99.1
                                                                    ------------



                           BOSTON SCIENTIFIC ANNOUNCES
                     PRELIMINARY RESULTS FOR FOURTH QUARTER
                        AND YEAR ENDED DECEMBER 31, 2003

                   FDA INSPECTION TEAM RECOMMENDS APPROVAL OF
                GALWAY DRUG-ELUTING STENT MANUFACTURING FACILITY


Natick, MA (January 13, 2004) -- Boston Scientific Corporation (NYSE: BSX) today released preliminary, unaudited sales results for its fourth quarter and for the year ended December 31, 2003.

PRELIMINARY Q4 AND YEAR-END RESULTS FOR 2003 (UNAUDITED)
--------------------------------------------------------

Preliminary net sales for the fourth quarter were $939 million as compared to $814 million for the fourth quarter of 2002, an increase of 15 percent. Excluding the favorable impact of $57 million of foreign currency fluctuations, preliminary net sales were $882 million, an increase of 8 percent.

The Company expects its earnings per share to be within or slightly above the guidance provided in October of $0.14 - $0.16, excluding any net special charges. (These earnings per share figures reflect the Company's 2-for-1 common stock split that became effective in November of 2003.)

Preliminary net sales for the year ended December 31, 2003 were $3.476 billion as compared to $2.919 billion in 2002, an increase of 19 percent. Excluding the favorable impact of $162 million of foreign currency fluctuations, preliminary net sales were $3.314 billion, an increase of 14 percent.
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GALWAY INSPECTION
-----------------

On Friday, an inspection team from the U.S. Food and Drug Administration (FDA) concluded a week-long inspection of Boston Scientific's drug-eluting stent manufacturing facility in Galway, Ireland. The team indicated its intention to recommend to the FDA that the facility be approved to manufacture the TAXUS(TM) Express2(TM) paclitaxel-eluting coronary stent system for the U.S. market. The inspection was the first of two the FDA plans to conduct. The second is scheduled to take place at the Company's facility in Maple Grove, MN during the first week of February.

"We had record sales for both the year and the quarter," said Jim Tobin, President and Chief Executive Officer of Boston Scientific. "It was a solid 12-month effort by the entire organization. During the quarter, our TAXUS drug-eluting stent system continued to build momentum, posting healthy sales increases in Europe and other international markets. We're prepared to launch TAXUS in the U.S. later this quarter, and we are looking forward to bringing the benefits of this revolutionary technology to patients here in the U.S. The Galway inspection was very good news, and it is further testimony to our commitment to quality and excellence. I want to congratulate all those involved with this successful outcome."

The Company plans to release final results for its fourth quarter and the year ended December 31, 2003 through a press release, analyst conference call and webcast on February 2nd.

The Company plans to host an analyst meeting in New York on February 23. The Company will webcast the meeting to all interested parties through its website: www.bostonscientific.com.

Boston Scientific is a worldwide developer, manufacturer and marketer of medical devices. The Company's products are used in a broad range of interventional medical specialties. For more information, please visit:
www.bostonscientific.com.

The Company discloses non-GAAP or pro forma measures that exclude certain items. Non-GAAP measures may exclude such items as charges related to purchased in-process research and development and certain litigation. Management uses these measures to establish operational goals, and believes that non-GAAP measures may assist investors in analyzing the underlying trends in the Company's business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for, or as superior to, financial reporting measures prepared in accordance with GAAP.

This press release contains forward-looking statements. The Company wishes to caution the reader of this press release that actual results may differ from those discussed in the forward-looking statements and may be adversely affected by, among other things, risks associated with new product development and introduction, clinical trials, regulatory approvals, competitive offerings, litigation, operational improvements, the Company's overall business strategy, and other factors described in the Company's filings with the Securities and Exchange Commission.

                                        CONTACT:   Milan Kofol
                                                   508-650-8569
                                                   Investor Relations
                                                   Boston Scientific Corporation

                                                   Paul Donovan
                                                   508-650-8541
                                                   Media Relations
                                                   Boston Scientific Corporation